Exhibit 3.211

RESTATED ARTICLES OF INCORPORATION

PAVILACK, KARCH, LIPTON, BARAN & AST. P.A.

The corporation whose Articles of Incorporation are amended and restated hereby was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name PAVILACK, KARCH, LIPTON, BARAN & AST. P.A., and its original articles of Incorporation were filed with the Secretary of State on August 16, 1966.

The Restated Articles of Incorporation of PAVILACK, KARCH, LIPTON, BARAN & AST. P.A. are as follows:

INTRODUCTION PARAGRAPH

The directors to these Restated Articles of Incorporation hereby form a Professional corporation for profit, pursuant to the provisions of the Professional Service corporation Act and other law of the State of Florida.

ARTICLE I - NAME

The name of this professional corporation shall be PAVILACK, KARCH, LIPTON, BARAN & AST. P.A., (the “Corporation”) and its principle place of business, unless and until relocated, shall be located at 3856 Sheridan Street, Hollywood, Florida 33021.

ARTICLE II - TERM

The corporate existence of the Corporation shall be perpetual, unless and until terminated pursuant to Florida law.

ARTICLE III - PURPOSE

The Corporation is organized for the purpose of transacting any or all lawful business for a professional corporation organized under the Professional Service Corporation of the Act of the State of Florida.

ARTICLE IV - CAPITAL STOCK

Section 1. Authorized Shares. The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be 2,000 shares of common stock, par value One Dollar ($1.00) per share.

Section 2 Voting Rights. Subject to the provisions of the Corporation’s Bylaws regarding shareholder qualifications for voting, at any meeting of the shareholders, the holders of any issued and outstanding shares of common stock shall be entitled to one vote for each share held of record.

Section 3. No Preemptive Rights. No holder of any share of the corporation’s capital stock shall be entitled as of right to subscribe for, purchase, or otherwise acquire any share of capital stock that the corporation proposes to issue or any right or option that the Corporation proposes to issue or any right or option that the corporation proposes to gran for the purchase of shares of its capital stock or for the purchase of any shares, bonds, securities, or obligations of the Corporation that are convertible into or exchangeable for, or which carry any right to subscribe for, purchase, or otherwise acquire, shares of the corporation’s capital stock; and any and all shares, bonds, securities, or obligations of the Corporation, whether not or hereafter authorized or created, may be issues, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of the rights and options may be granted by the Board of Directors to any person, firms or corporations, ad associates, for lawful consideration, and on terms, as the Board of Directors in its discretion may be determine, without first offering the same, or any thereof, to any holder of any share of the corporation’s capital stock.

Section 4. Miscellaneous. Any and all shares of the corporation’s capital stock may be issues from time to time as authorized by the Board of Directors in its discretion without further approval of the shareholders. The consideration for the issuance of shares shall be paid in full before their issuance and shall not be less than their par value. Future services shall not constitute payment or part payment for the issuance of shares of the corporation. Subject to applicable provisions of law, the consideration for shares shall be cash, tangible or intangible property, labor, or services actually performed for the Corporation, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of the property, labor, or services, as determined by the board of Directors of the corporation, shall be conclusive. Upon payment of the consideration, the share shall be deemed to be fully paid and non-assessable.

ARTICLE V - REGISTERED AGENT

AND REGISTERED OFFICE

The Registered Agent and the street address of the Registered Office of this corporation shall be:

Charles Fotsch

3856 Sheridan Street

Hollywood, Florida 33021

The Board of directors may substitute the Registered Agent and the Registered Office upon a majority vote of the Board.

ARTICLE VI - DIRECTORS

The number of directors of this corporation shall be at least one, the number being set from time to time by the Board of Directors, and determined in accordance with the Corporation’s Bylaws. The names and addresses of the persons who shall serve as director’s until the next annual meeting of the corporation’s shareholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation, removal from office, or death, shall be:

Donald Anker, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Alan Ast, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Gary Baran, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Monte Bernstein, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Robert Chaikin, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Gilbert Drozdow 3856 Sheridan Street Hollywood, Florida, 33021

Mitchell Eisenberg, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Richard Gaines, M.C. 3856 Sheridan Street Hollywood, Florida, 33021

Phillip Glogover, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Lewis Gold, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Gary Karch, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	George Lipton, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Mark Moser 3856 Sheridan Street Hollywood, Florida, 33021	Paul Pavilack, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Steven Schimmel, M.D. 3856 Sheridan Street Hollywood, Florida, 33021	Steven M. Sheinman, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

Don Sokolik, M.D. 3856 Sheridan Street Hollywood, Florida, 33021

ARTICLE VII - INDEMNIFICATION

Section 1. Indemnification. (a) The Corporation shall indemnify, to the fullest extent permitted or authorized by current or future or future legislation or current or future judicial or administrative decisions (but, in the case of any future legislation or decisions, only to the extent that it permits the corporation to provide broader indemnification rights than permitted prior to any future legislation or decision), each person (including the heirs, executors, administrators an estate of the person) who was or is a party, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal therefrom (collectively, the “Proceeding”), against any liability (which for purposes of this Article shall include any judgment, settlement, penalty or fine) or cost, charge, or expense (including attorneys’ fees) asserted against him or incurred by him by reason of the fact that the person is or was director of office of the Corporation, or is or was serving at the request of the Corporation as a director, office, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) (“Director or Officer”).

(b) Notwithstanding the foregoing, except with respect to the indemnification specified in Section 3 of this Article VII, the Corporation shall indemnify a director or Officer entitled to indemnification under subsection indemnification or advances as granted by this Article shall be enforceable by the Director or Officer in any court of competent jurisdiction if the corporation denies the request under this Article, in whole or in part, or if no disposition is made within the 60 day period. The Director’s or Officer’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in an action shall also be indemnified by the Corporation. It shall be a defense to an action that indemnification is prohibited by law or that the Director or Officer has not met the standard of conduct, if any, required by current or future legislation or by current or future judicial or administrative decision for indemnification (but, in the case of any future legislation decision, only to the extent that it does not impose a more stringent standard of conduct than permitted prior to legislation or decisions), but the burden of proving this defense shall be on the Corporation. Neither the failure of the corporation (including its Board of Directors or any committee, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of an action that indemnification of the Director or Officer is proper in the circumstances because he has met the applicable standard of conduct, if any, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors or any committee, its independent legal counsel, and its stockholders) that the Director of Officer has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the director or Officer has not met the applicable standard of conduct.

Section 4. Survival of Indemnification. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may now or in the future be entitled under any statute, agreement, vote of stockholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in the Director’s or Officer’s official capacity and as to actions in another capacity while holding office, and shall inure to the benefit of the estate, heirs, beneficiary, executors and administrators of the Director or Officers, after termination of his official capacity. All rights to indemnification under this Article shall be deemed to be a contract between the corporation and each Director and Officer of the corporation described in Section 1 of this Article who serves or served in the capacity at any time while this Article is in effect. Any repeal of modification of this Article or any repeal or modification of relevant provisions of the Florida General corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of a director or Officer or the obligations of the corporation arising under this Article, for claims relating to matters occurring prior to any repeal or modification. The Corporation’s Board of Directors shall have the authority, by resolution, to provide for indemnification of employees or agents of the Corporation and for other indemnification of the directors and Officers of the corporation as it shall deem appropriate.

Section 5. Insurance. The corporation may purchase and maintain insurance on behalf of any director or Officer of the Corporation, against any liability asserted against him and incurred by him in any official capacity or arising out of his status as a Director or Officer, whether or not the Corporation would have the power to indemnify him against any liability under the provisions of this Article or the applicable provisions of the Florida General Corporation Act.

Section 6. Savings Clause. If this Article or any portion of it shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director and Officer of the corporation described in Section 1 of this Article to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or adjusted unenforceable and as permitted by applicable law.

ARTICLE VIII - CHANGE IN CONTROL

An affirmative vote of the holders of 80% of the shares of the Corporation entitled to vote is required in the event of a change in control. For purposes of this Article the following constitute changes in control:

(a) The acquisition by an individual, entity or group of 20% of the then outstanding shares of common stock of the corporation (the “Outstanding Shares”); provided, constitute a change of control: (i) any acquisition directly from the Corporation; (ii) any acquisition by the corporation or any of its subsidiaries; or, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries; or,

(b) Approval by the shareholders of the corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares immediately prior to any reorganization, merger or consolidation do not, following the reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock of the Corporation resulting from any merger or consolidation in substantially the same proportions as their ownership, immediately prior to the reorganization, merger or consolidation; or,

(c) Approval by the shareholders of the corporation of: (i) a complete liquidation or dissolution of the Corporation; or, (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, which following a sale or following a sale or other disposition, more than 60% of then outstanding shares of the corporation is then beneficially all of the individuals and entities who were the beneficial owners of the Outstanding Shares, immediately prior to the sale or other disposition

ARTICLE IX - RATIFICATION

No contract or other transaction between the Corporation and any other corporation, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or offices of, the other corporation. Any director member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this corporation, provided, that the fact that he or the firm is so interested shall be disclosed or shall have been known to the Board of Directors, and any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in , any contract or transaction of otherwise interested in, any contract or transaction of this Corporation, provided that the fact that he or the firm is so interested shall be disclosed or shall have been known to the Board of Directors, and any director of the Corporation who is also a director of an officer of the other corporation, or who is interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize the contract or transaction, with like force and effect as if he were not a director or officer of the other corporation, or not interested, but shall not be entitled to vote to approve or otherwise accept the Corporation authorizing any contract or transaction with the other corporation.

ARTICLE X - LIMITED LIABILITY

The private property of the Corporation’s shareholders shall not be subject to payment of the corporate debts in any event.

ARTICLE XI - AMENDMENTS

These Articles of Incorporation may be amended in the manner provided by law, except that all amendments to the Articles which amend any Article relating to the capital stock, directors, indemnification, notices or change in control, shall be effective only upon the approval of 80% of the directors and shareholders than entitled to vote.

ARTICLE XII - QUORUM FOR TRANSACTION OF BUSINESS

A quorum at a meeting of directors or shareholders shall consist of 50.01% of the directors or shareholders entitled to vote, represented in person or by proxy.

This Restatement of the Articles of Incorporation was adopted by unanimous consent of the Board of Directors and by unanimous consent of the shareholders of the Corporation on December 31, 1990.

Corporation:

PAVILACK, KARCH, LIPTON, BARAN & AST, P.A.

By:	/s/ Mitchell Esienberg, President
Mitchell Eisenberg, President

Attest:	/s/ Gerry Baran
Gerry Baran, Secretary

(Corporate Seal)

STATE OF FLORIDA	)
	)	ss:
COUNTY OF BROWARD	)

BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above, personally appeared MITCHELL EISENBERG, President of Pavilack, Karch, Lipton, Baran & Ast, P.A., known to me and knows by me to be the person who executed by the foregoing Restated Articles of Incorporation, and he acknowledged before me that he executed those Restated Articles of Incorporation on behalf of the shareholders and directors of Pavilack, Karch, Lipton, Baran & Ast, P.A., pursuant to a unanimous consent of the shareholders and directors, dated December 31, 1990, adopting the foregoing Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal, in the state and county set forth above, this 31st day of December, 1990.

/s/ Marie L. Shchubert
Notary Pubic
State of Florida at Large

My commission expires:

NOTARY PUBLIC STATE OF FLORIDA

MY COMMISSION EXP. JUNE 29, 1993

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

PAVILACK, KARCH, LIPTON, BARAN & AST. P.A.

The corporation whose Articles of Incorporation are amended by these Articles of amendment was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name Frankel, Dunn and de la Penha, P.A., and its original Articles of Incorporation were filed with the Secretary of State on April 6, 1962.

Pursuant to the provision of Section 607.187, Florida Statutes, the undersigned corporation adopts the following Articles of Amendment to tis Articles of Incorporation.:

1, The name of the corporation is Pavilack, Karch, Baran, Lipton & Ast, P.A.

2. The following Articles of Amendment to the Articles of Incorporation was adopted by all the directors and all of the shareholders of the corporation on March 27, 1991, in the manner prescribed by Section 607.181, Florida Statutes:

RESOLVED, that Article I of the Articles of Incorporation of Pavilack, Karch, Baran, Lipton & Ast, P.A. is hereby authorized to be amended in its entirety to read as follows, effective April 15, 1991:

Articles I - Name

The name of this professional corporation shall be Southeastern Anesthesia Management Associates, P.A., (the “Corporation”), and its principle place of business, unless and until relocated, shall be located at 3856 Sheridan Street, Hollywood, Florida 33021.

3. The foregoing Articles of Amendment to the Articles of Incorporation of Pavilack, Karch, Baran, Lipton & Ast, P.A., shall be effective as of April 15, 1991.

Dated March 29, 1991	PAVILACK, KARCH, LIPTON, BARAN & AST. P.A.

	By:	/s/ Mitchell Eisenberg, M.D.
Mitchell Eisenberg, M.D.,
President

Attest:	/s/ Gerry Baran, M.D.
Gerry Baran, M.D.,
Secretary

[Corporation Seal]

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A.

The corporation whose Articles of Incorporation are amended by these Articles of Amendment was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name FRANKEL, DUNN and de la PENHA, P.A. and its original Articles of Incorporation were filed with the Secretary of State on April 6, 1962.

Pursuant to the provisions of Section 607.1006, Florida Statutes, the Articles of Amendment to the Articles of Incorporation of Southeastern Management Associates, P.A. (the “Corporation”) are as follows:

1. The Articles of Amendment to the Articles of Incorporating were adopted by all the directors and all of the shareholders of the corporation on October 15, 1993, in the manner prescribed by Section 607.103, Florida Statutes, as follows:

RESOLVED, that Sections 1 and 2 of Articles IV and the Articles of Incorporating of Southeastern Anesthesia Management Associates, P.A. are hereby authorized to be amended in its entirety to read as follows, effective October 15, 1993:

Article IV

Section 1. Authorized Shares. The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is four thousand (4,000) consisting of (i) three thousand (3,000) shares of Class A common stock, par value $0.01 per share (the “Class A Stock”); and, (ii) one thousand (1,000) shares of Class B common stock, par value $0.01 per share (the “Class B Stock”).

Section 2. Designations, Preferences and Limitations. The designations and the preferences, limitations and relatives rights of the Class A Stock and class B Stock are as follows:

(a) Provisions relating to the Class B Stock.

(i) Class B Stock may be issues from time to time, by resolution of the Corporation’s board of directors (the “Board of Directors” and the shares of class B Stock have the designations, powers, rights, qualifications, limitations and restrictions as are stated and expressed in these Articles of Incorporation.

(ii) Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Class B Stock from time to time, and to designate the Initial Period (as defined below) and the Subsequent Period (as defined below). The Initial Period means the time period commencing on the actual date of issuance of particularly identified shares of Class B Stock (the “Issuance Date”) and ending on a date (the “Initial End Date”) designated by the Board of Directors for those particularly identified shares of Class B

Stock may not be designated later than one year from the Issuance Date of those particularly identified shares of Class B Stock. The Subsequent Period means the time period commencing on the date following the Initial End Date (the “SP Initial Date”) and ending one year from SP Initial Date (the “SP End Date).

(iii) For the purpose of declaring dividends and for all valuation proposes, (including, without limitation, valuation of shares in the event of a merger, sale of all or substantially all of the Company’s Class A Stock and Class B Stock and recapitalization of the Company’s Class A Stock and Class B Stock) each share of Class B Stock shall be equal to one-third in value to a share of Class A Stock during the Subsequent Period.

(iv) Except as otherwise provided by: (i) applicable law; (ii) these Articles of Incorporation; and (iii) any written shareholder agreement by and among all holders of Class A Stock and class B Stock, and subject to the provisions of the Corporation’s Bylaws regarding shareholder qualifications for voting, each share of Class B Stock shall be entitled to the same number of votes and voting rights which each share of Class A Stock enjoys.

(v) On the day following an SP End Date for a share of Class B Stock, that share of Class B Stock shall automatically become a share of class A Stock.

(b) Provisions Relating to the Class A Stock.

(i) Class A Stock may be issues from time to time, by resolution of the Board of directors or by the automatic conversation of class B Stock and the shares of Class A Stock shall have the designations, powers, rights, qualifications, limitations and restrictions as are stated and expressed in these Articles of Incorporation.

(ii) All shares of common stock of the Corporation issues and outstanding as of October 15, 1993 shall automatically be converted into shares of Class A Common Stock.

2. The foregoing Articles of Amendment of amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, P.A. shall be effective as of October 15, 1993.

CORPORATION:

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A.

Dated: October 15, 1993	By:	/s/ Mitchell Eisenberg, M.D.
Mitchell Eisenberg, M.D.
President

Attest:	/s/ Donald Anker, M.D.
Donald Anker, M.D.
Secretary

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A.

The corporation whose Articles of Incorporation are amended by these Articles of Amendment was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name FRANKEL, DUNN and de la PENHA, P.A., and its original Articles of Incorporation were filed with the Secretary of State on April 6, 1962, and its name was subsequently changed to SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A. by Articles of Amendment filed April 15, 1991.

Pursuant to the provisions of Section 607.1006, Florida Statutes, the Articles of Amendment to the Articles of Incorporation of the Southeastern Anesthesia Management Associates, P.A. (the “Corporation”) are as follows:

1. The name of the Corporation is Southeastern Anesthesia Management Associates, P.A.

2. The Articles of Amendment to the Articles of Incorporation were adopted by all the directors and all of the shareholders of the Corporation on September 21, 1994, in the manner prescribed by Section 607.1003, Florida Statutes, as follows:

RESOLVED, that the Introduction Paragraph, Article I and Article III of the Articles of Incorporation of Southeastern Anesthesia Management Associates, P.A. are hereby authorized to be amended in their entirety to read as follows, effective September 21, 1994:

INTRODUCTION PARAGRAPH

The shareholders and directors of the Corporation adopt these Articles of Incorporation and form a corporation for profit, pursuant to the provisions of the Chapter 607 of the Florida Statutes, as amended.

ARTICLE I - NAME

The name of the corporation shall be Southeastern Anesthesia Management Associates, Inc., (the “Corporation”), and its principle place of business, unless and until relocated, shall be located at 4651 Sheridan Street, Suite 400, Hollywood, Florida 33021.

ARTICLE III - PURPOSE

The corporation is organized for the purpose of transacting any or all lawful business for corporations organized under The Florida Business Corporation Act of the State of Florida.

3. The foregoing Articles of Amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, P.A., shall be effective as of September 21, 1994.

CORPORATION

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A.

Dated: September 21, 1994	By:	/s/ Mitchell Eisenberg, M.D.
Mitchell Eisenberg, M.D.
President

[Corporate Seal]

Attest:	/s/ Donald Anker, M.D.
Donald Anker, M.D.
Secretary

STATE OF FLORIDA	)
)
COUNTY OF BROWARD	)

I HEREBY CERTIFY that on this date the foregoing document was acknowledged before me by MITCHELL EISENBERG, M.D., President of SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A. (the “Corporation”), who is personally known to me or who has produced                                          as identification and who did/did not take an oath. He executed the foregoing Articles of Amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, P.A. in his capacity as President on behalf of the shareholders and directors of the Corporation, pursuant to a unanimous consent of the shareholders and directors of the Corporation, dated September 21, 1994, adopting the foregoing Articles of Amendment to the Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Broward County, Florida, this 21 day of September, 1994.

/s/ Antonia L. Cievas
Notary Public
State of Florida at Large

My Commission Expires: August 8, 1995

My Commission Number: CC134838

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, INC.

The corporation whose Articles of Incorporation are amended by these Articles of Amendment was originally incorporated pursuant to Chapter 608, Florida Statutes, under the name FRANKEL, DUNN and de la PENHA, P.A. The original Articles of Incorporation were filed with the Secretary of State on April 6, 1962; the corporation’s name was subsequently changed to SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, P.A. by Articles of Amendment filed April 15, 1991, and the corporation’s name was further changed to SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, INC., by Articles of Amendment filed October 25, 1994.

Pursuant to the provisions of Section 607.1006, Florida Statutes, the Articles of Amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, Inc. (the “Corporation”) are as follows:

1. The name of the Corporation is Southeastern Anesthesia Management Associates, Inc.

2. The Articles of Amendment to the Articles of Incorporation were adopted by all of the directors and the sole shareholder of the Corporation on March 24, 1995, in the manner prescribed by Section 607.1003, Florida Statutes, as follows:

RESOLVED, that Article I of the Articles of Incorporation of Southeastern Anesthesia Management Associates, Inc. are hereby authorized to be amended in their entirety to read as follows, effective March 31, 1995:

ARTICLE I - NAME

The name of the corporation shall be SHERIDAN HEALTHCORP, INC. (the “Corporation”), and its principle place of business, unless and until relocated, shall be located at 4651 Sheridan Street, Suite 400, Hollywood, Florida 33021.

3. The foregoing Articles of Amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, Inc., shall be effective as of March 31, 1995.

CORPORATION

SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, INC.

Dated: March 24, 1995	By:	/s/ Mitchell Eisenberg, M.D.
Mitchell Eisenberg, M.D.
President

[Corporate Seal]

Attest:	/s/ Jay A. Martus
Jay A. Martus
Secretary

STATE OF FLORIDA	)
)
COUNTY OF BROWARD	)

I HEREBY CERTIFY that on this date the foregoing document was acknowledged before me by MITCHELL EISENBERG, M.D., President of SOUTHEASTERN ANESTHESIA MANAGEMENT ASSOCIATES, INC. (the “Corporation”), who is personally known to me or who has produced                                          as identification and who did/did not take an oath. He executed the foregoing Articles of Amendment to the Articles of Incorporation of Southeastern Anesthesia Management Associates, Inc. in his capacity as President on behalf of the shareholders and directors of the Corporation, pursuant to a unanimous consent of the shareholders and directors of the Corporation, dated March 24, 1995, adopting the foregoing Articles of Amendment to the Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Broward County, Florida, this 29th day of March, 1995.

/s/ Anastasia L. Santarone
Notary Public
State of Florida at Large

My Commission Expires: January 8, 1999

My Commission Number: CC421276